Sticker to Prospectus

The Prospectus for ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. (“Fund Fourteen”) consists of (1) this sticker, (2) the Prospectus, dated May 5, 2010, (3) Supplement No. 1, dated May 14, 2010, and (4) this Supplement No. 2, dated August 16, 2010, which contains information related to the current status of the offering, provides information regarding certain transactions entered into by Fund Fourteen, updates certain information regarding funds sponsored by affiliates of Fund Fourteen’s General Partner, and updates certain financial information in the Prospectus.

Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-153849

ICON EQUIPMENT AND CORPORATE INFRASTRUCTURE FUND FOURTEEN, L.P.

SUPPLEMENT NO. 2
DATED AUGUST 16, 2010

TO PROSPECTUS DATED
MAY 5, 2010

Summary

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. (“Fund Fourteen”) is providing you with this Supplement No. 2, dated August 16, 2010, to update the Prospectus, dated May 5, 2010, as amended by Supplement No. 1, dated May 14, 2010.  The information in this Supplement No. 2 supplements, modifies and supersedes some of the information contained in the Fund Fourteen Prospectus, as amended by Supplement No. 1.  This Supplement No. 2 forms a part of, and must be accompanied or preceded by, the Prospectus and Supplement No. 1.

The primary purposes of this Supplement No. 2 are to:

•	Describe the current status of the offering;

•	Provide information regarding certain transactions entered into by Fund Fourteen;

•	Update certain information regarding funds sponsored by affiliates of Fund Fourteen’s general partner, ICON GP 14, LLC (the “General Partner”); and

•	Update certain financial information of Fund Fourteen to June 30, 2010.

Current Status of the Offering

The initial closing date for Fund Fourteen was June 19, 2009, the date at which Fund Fourteen had raised $1,200,000 and reached the minimum offering amount.  On August 27, 2009, Fund Fourteen achieved the $20,000,000 minimum offering for the Commonwealth of Pennsylvania and the State of Tennessee.  As of August 6, 2010, 144,653 limited partnership interests have been sold to 4,054 limited partners, representing $144,164,348 of capital contributions to Fund Fourteen.

Compensation Paid to Affiliates and Certain Non-Affiliates

Through August 6, 2010, Fund Fourteen paid and/or accrued the following fees in connection with its offering of its limited partnership interests:  (i) sales commissions to third parties in the amount of $9,776,822 and (ii) underwriting fees to affiliated parties in the amount of $4,204,204.  Through August 6, 2010, organizational and offering expenses in the amount of $2,269,894 were paid or incurred by Fund Fourteen, its General Partner, or its General Partner’s affiliates.  These fees and expense reimbursements are described on pages 35 and 36 of the Prospectus.

Recent Transaction

On June 30, 2010, ICON Palmali 14, LLC (“ICON Palmali 14”), a wholly-owned subsidiary of Fund Fourteen, and ICON Palmali 12, LLC (“ICON Palmali 12”), a wholly-owned subsidiary of ICON Leasing Fund Twelve, LLC (“Fund Twelve”), an entity managed by Fund Fourteen’s Investment Manager, participated in a $96,000,000 loan facility by making second priority secured term loans to Ocean Navigation 5 Co. Ltd. and Ocean Navigation 6 Co. Ltd. (collectively, “Ocean Navigation”) pursuant to a loan agreement. The proceeds of the loans will be used by Ocean Navigation to purchase two Aframax tanker vessels, the Shah Deniz and the Absheron (each a “Vessel,” and collectively, the “Vessels”).

The aggregate principal amounts of ICON Palmali 14’s and ICON Palmali 12’s loans are $14,400,000 and $9,600,000, respectively, half of which will be made available to Ocean Navigation for the purchase of each Vessel. Interest on the secured term loans accrues at a rate of 15.25% per year and is payable quarterly in arrears for a period of six years from the delivery date of each Vessel. The entire principal amounts will be due at the maturity of the loans.

On July 28, 2010, ICON Palmali 14 and ICON Palmali 12 made loans in the amounts of $7,200,000 and $4,800,000, respectively, to Ocean Navigation for the purchase of the Shah Deniz. In connection with the loans, ICON Palmali 14 and ICON Palmali 12 collected (i) arrangement fees in the amounts of $360,000 and $240,000, respectively, and (ii) unused commitment fees of 2% per year on the undrawn loan amounts.

Management

The disclosure under the heading “Management” on pages 7 through 8 of the Prospectus, dated May 5, 2010, as amended by Supplement No. 1, dated May 14, 2010, is hereby revised by replacing the third paragraph in its entirety by the following:

Our General Partner was formed in August 2008 as a Delaware limited liability company. The sole member of our General Partner is ICON Capital Corp., our Investment Manager. According to The Stanger Report: A Guide to DPP Investing, our Investment Manager is one of the leading sponsors of registered direct investment funds and is the leading sponsor of public equipment leasing and finance funds. According to Monitor, Inc., our Investment Manager is the third largest private, independent equipment leasing and finance company in the United States as of March/April 2010. To date, our Investment Manager has sponsored equipment leasing and finance funds that have raised more than $1.4 billion in equity from more than 49,000 investors. In addition, our Investment Manager has had management responsibility for more than $3.6 billion invested by equipment leasing and finance funds sponsored by it since its inception. See “Management” beginning on page 67 and “Funds Sponsored by Affiliates of Our General Partner” beginning on page 54 for more information.

Funds Sponsored by Affiliates of Fund Fourteen’s General Partner

The disclosure under the headings “Funds Sponsored by Affiliates of Our General Partner – Recent Potentially Adverse Business Developments or Conditions” and “Funds Sponsored by Affiliates of Our General Partner – Liquidation Track Record of Other Equipment Leasing and Finance Funds Sponsored by our Investment Manager” on pages 59 through 63 and pages 63 through 65 of the Prospectus, dated May 5, 2010, as amended by Supplement No. 1, dated May 14, 2010, is hereby replaced in its entirety by the following:

Recent Potentially Adverse Business Developments or Conditions

In general, the global credit markets have deteriorated significantly over the past two years. As a result, our Investment Manager has evaluated the impact of the condition of the credit markets on our ability to obtain debt financing in the future should it be desirable and does not expect that there will be any material impact on our ability to obtain debt financing in the future if it is desirable. As discussed above, we expect to rely less on the use of significant non-recourse indebtedness to achieve our investment objectives than the other equipment leasing and finance funds sponsored by previous management and, therefore, our Investment Manager believes that we can meet our investment objectives even if we are unable to obtain debt financing on satisfactory terms.

Recent statistical data on domestic financing markets indicates that domestic financing volume in general and equipment leasing volume in particular has generally deteriorated over the past two years. As noted previously, while some of the reduction in the domestic market in general is due to voluntary and involuntary deleveraging by corporate borrowers, some of the other main factors cited for the decline in outstanding commercial lending and financing volume include the following:

•	lack of liquidity to provide new financing and/or refinancing;

•
heightened credit standards and lending criteria (including ever-increasing spreads, fees, and other costs, as well as lower advance rates and shorter tenors, among other factors) that have hampered some demand for and issuance of new financing and/or refinancing;

•	net charge offs of and write-downs on outstanding financings; and

•
many lenders being sidetracked from providing new lending by industry consolidation, management of existing portfolios and relationships, and amendments (principally covenant relief and “amend and extend”).

In addition, the volume of issuance of high yield bonds and, to a lesser extent, investment grade bonds has risen significantly over the past few quarters, a significant portion of the proceeds of which have been used to pay down and/or refinance existing commercial and industrial loans. As a result, financial institutions and other financing providers with liquidity to provide financing can do so selectively, at higher spreads and other more favorable terms than have been available in many years.

A significant portion of the statistical data regarding the domestic equipment financing market’s performance is provided by the equipment financing divisions of commercial and industrial banks, large independent leasing and finance companies, and captive and vendor leasing and finance companies. These institutions generally provide financing to companies seeking to lease or finance small ticket and micro ticket equipment, use credit scoring methodologies to underwrite a lessee’s or borrower’s creditworthiness, and rely heavily on the issuance of commercial paper and/or lines of credit from other financial institutions to finance new business. On the other hand, our investment objectives and strategy focus on financing middle- to large-ticket, business-essential equipment and other capital assets, we typically underwrite and structure such financing in a manner similar to providers of senior indebtedness (i.e., our underwriting includes both creditworthiness and asset due diligence and considerations and our structuring often includes guarantees, equity pledges, warrants, liens on related assets, etc.), and we are not reliant on receiving outside financing through the issuance of commercial paper or from lines of credit to finance new business or meet our investment objectives. Accordingly, the performance of the overall equipment financing market is not directly correlated to our performance and our Investment Manager does not expect that there will be any material adverse impact on the demand for the Capital Assets that we will in the future acquire or invest in. Moreover, in light of the tightening of the credit markets, our Investment Manager has reviewed and expects to continue to review more potential financing opportunities than it has in its history. As such, because we focus on providing structured financing to companies that are either under-banked or unappreciated by conventional finance sources, or have become so due to conditions in the credit markets, we expect to be able to capitalize on making favorable investments that will in turn enable us to meet our investment objectives.

The U.S. economy entered into a recession in December 2007 and the rate of payment defaults by borrowers generally has risen significantly since. Nevertheless, since the onset of the recession, none of the other equipment leasing and financing funds managed by our Investment Manager have experienced any material defaults in payment to them that our Investment Manager expects would materially impact their liquidity, cash flows or profitability. Some of these funds have disclosed certain potentially adverse business developments or conditions in their Annual Reports on Form 10-K for the years ended December 31, 2009 and 2008 and their Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010. Except as disclosed above, our Investment Manager does not expect that any of these events will materially impact such funds’ liquidity, cash flows or profitability at this time. These events include:

(i)
On September 5, 2008, several of our affiliates entered into an amended forbearance agreement with MW Universal, Inc. (“MWU”), LC Manufacturing, LLC (“LC Manufacturing”), MW Crow, Inc. (“Crow”) and seven other subsidiaries of MWU (collectively, the “MWU entities”) to cure certain non-payment related defaults by the MWU entities under their lease covenants. The terms of the agreement included, among other things, the pledge of additional collateral and the grant of a warrant for the purchase of 12% of the fully diluted common stock of MWU. On February 27, 2009, several of our affiliates entered into a further amended forbearance agreement with the MWU entities to cure certain lease defaults. In consideration for restructuring LC Manufacturing’s lease payment schedule, one of our affiliates received, among other things, a warrant to purchase 10% of the fully diluted membership interests of LC Manufacturing, at an aggregate exercise price of $1,000, exercisable until March 31, 2015. The forbearance agreement, as amended, was entered into to provide the MWU entities with additional flexibility during these tough economic times, while at the same time attempting to preserve our affiliates’ projected economic return on their investments. On June 1, 2009, one of our affiliates amended and restructured the master lease agreement with LC Manufacturing to reduce the assets under lease and entered into a new 43-month lease with Metavation, LLC for the assets previously under lease with LC Manufacturing. In consideration for restructuring LC Manufacturing’s lease payment schedule, our affiliate received a warrant to purchase 65% of the fully diluted membership interests of LC Manufacturing, at an aggregate exercise price of $1,000, exercisable until March 31, 2015. On January 13, 2010, our affiliate further amended the lease with LC Manufacturing to reduce LC Manufacturing’s payment obligations under the lease and to provide our affiliate with an excess cash flow sweep in the event that excess cash flow becomes available in the future. On May 31, 2010, MWU sold its equity interest in LC Manufacturing to an entity controlled by LC Manufacturing’s management and the personal guaranty of MWU’s principal was reduced to $6,500,000 with respect to LC Manufacturing;

(ii)
On January 21, 2009, Fund Nine filed a lawsuit in the U.S. District Court for the Southern District of New York against Wildwood Industries, Inc. (a Fund Nine lessee, “Wildwood”) and its owners who guaranteed Wildwood’s obligations for breaches of the leases and guarantees related to Wildwood’s failure to make rental payments. On March 5, 2009, an involuntary petition under Chapter 11 of the U.S. Bankruptcy Code was filed against Wildwood by three of Wildwood’s creditors in U.S. Bankruptcy Court. On September 18, 2009, the involuntary petition under Chapter 11 was converted into a proceeding under Chapter 7 by the U.S. Bankruptcy Court Trustee. Fund Nine does not expect to receive any further recovery from Wildwood;

(iii)
On February 11, 2009, Pliant Corporation (“Pliant”) (a lessee of a joint venture between Fund Eleven and Fund Twelve) commenced a voluntary Chapter 11 proceeding in U.S. Bankruptcy Court to eliminate all of its high yield debt. In connection with this action, Pliant submitted a financial restructuring plan to eliminate its debt as part of a pre-negotiated package with its high yield creditors. On September 22, 2009, Pliant assumed its lease with our affiliates’ joint venture and on December 3, 2009, Pliant emerged from bankruptcy. To date, Pliant has made all of its lease payments;

(iv)
On February 17, 2009, Appleton Papers, Inc. (a Fund Twelve borrower, “Appleton”) notified Fund Twelve that it was in breach of a financial covenant contained in its secured term loans. As a result of this breach, the parties agreed to increase the interest rate on the term note from 12.5% to 14.25% per year beginning with the payment due on March 1, 2009. On February 26, 2010, Fund Twelve amended certain financial covenants in the loan agreement with Appleton. In consideration for amending the loan agreement, Fund Twelve received an amendment fee in the amount of approximately $117,000 from Appleton. On July 20, 2010, Fund Twelve amended the loan agreement to release two borrowers, American Plastics Company, Inc. and New England Extrusion, Inc., that were being sold by Appleton to a third party. In consideration for amending the loan agreement, Fund Twelve received an amendment fee in the amount of $40,000 from Appleton;

(v)
On March 1, 2009, Spansion LLC (a Fund Nine lessee, “Spansion”) filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. On March 12, 2009, Spansion rejected the two leases that were renewed on April 1, 2008. The equipment under these two leases was returned on June 3, 2009. Based on our Investment Manager’s assessment of the equipment and knowledge of the market for such equipment, Fund Nine recorded an impairment charge for the year ended December 31, 2009. In addition, Spansion affirmed a lease that was extended on July 1, 2008. On July 29, 2009, Fund Nine sold all of the equipment subject to the affirmed lease to Spansion. On February 22, 2010, the U.S. Bankruptcy Court approved a stipulation between Fund Nine and Spansion allowing Fund Nine’s administrative expense claim in the amount of $89,813 and unsecured claim in the amount of $268,987. On March 22, 2010, Fund Nine sold its unsecured claim to a third party for $161,392.20. During the three months ended March 31, 2010, Fund Nine sold the equipment subject to the rejected leases for approximately $91,000;

(vi)
Fund Ten restructured its lease financing with Premier Telecom Contracts Limited (“Premier”) in exchange for control of the equity of Premier’s parent company until such time as Fund Ten receives its expected return on its investment. In addition, during 2009, Fund Ten recorded an impairment loss of approximately $1,513,000 related to Premier;

(vii)
Fund Eleven restructured the payment obligations of MWU and another of its subsidiaries, W Forge Holdings, Inc. (“W. Forge”), in a manner that should permit such parties to have additional flexibility during these tough economic times, while at the same time attempting to preserve Fund Eleven’s projected economic return on its investment. In consideration for this restructuring, Fund Eleven received, among other things, a $200,000 arrangement fee payable at the conclusion of the lease term and a warrant to purchase 20% of the fully diluted common stock of W. Forge, at an exercise price of $0.01 per share, exercisable for a period of five years from the grant date. Subsequently, as further consideration for additional restructuring of W. Forge’s lease payment schedule, Fund Eleven received a warrant from W. Forge to purchase an additional 20% of its fully diluted common stock, at an aggregate purchase price of $1,000, exercisable until March 31, 2015. On December 31, 2009, Fund Eleven and W. Forge agreed to terminate their lease. Simultaneously with the termination, Fund Eleven sold the equipment to W. Forge;

(viii)
On April 15, 2009, Groupe Henri Heuliez (the guarantor of Fund Eleven’s leases with Heuliez SA (“HSA”) and Heuliez Investissements SNC (with HSA, “Heuliez”)) and HSA filed for “Redressement Judiciaire,” a proceeding under French law similar to a Chapter 11 reorganization under the U.S. Bankruptcy Code. Heuliez subsequently filed for Redressement Judiciaire on June 10, 2009. Since the time of the Redressement Judiciaire filings, two French government agencies agreed to provide Heuliez with financial support and a third party, Bernard Krief Consultants (“BKC”), agreed to purchase Heuliez. On July 8, 2009, the French Commercial Court approved the sale of Heuliez to BKC, which approval included the transfer of Fund Eleven’s leases. Subsequently, BKC defaulted on its obligation to purchase Heuliez and Heuliez re-entered Redressement Judiciaire. On June 30, 2010, the administrator for the Redressement Judiciaire sold Heuliez to Baelen Gaillard (“Baelen”). Fund Eleven and Baelen have agreed to restructure Fund Eleven’s leases so that Fund Eleven can recover its investment;

(ix)
On July 28, 2009, Fund Ten terminated its lease with MW Monroe Plastics, Inc., a subsidiary of MWU (“Monroe”), and transferred title to the machining and metal working equipment to Cerion MPI, LLC (“MPI”), an affiliate of Monroe, in consideration for MPI transferring title to equipment of at least equal or greater fair market value to Fund Ten. Beginning August 1, 2009, Fund Ten entered into a lease with MPI for such equipment for a term of 41 months. On July 26, 2010, Fund Ten, in consideration for all amounts due under the lease, sold the equipment to MPI and terminated the lease. In addition, also on July 26, 2010, MPI satisfied in full its obligations under a promissory note issued to Fund Eleven;

(x)
Due to the global downturn in the automotive industry, Sealynx Automotive Transieres SAS (a Fund Twelve lessee, “Sealynx”) requested a restructuring of its lease payments. Fund Twelve agreed to reduce Sealynx’s lease payments during the three months ended September 30, 2009. On January 4, 2010, Fund Twelve restructured Sealynx’s payment obligations under its lease to provide Sealynx with cash flow flexibility while at the same time attempting to preserve Fund Twelve’s projected economic return on its investment. As additional security for restructuring the payment obligations, Fund Twelve received an additional mortgage on certain real property owned by Sealynx in Charleval, France. On July 5, 2010, Sealynx filed for a conciliation procedure with the Commercial Court of Nanterre requesting it to repay, over a two-year period, approximately $1,900,000 of rental payments currently due to Fund Twelve on July 1, 2010. The Commercial Court of Nanterre has not yet ruled on Sealynx’s request;

(xi)
On September 23, 2009, Fund Eleven defaulted on a non-recourse long-term loan with Fortis Bank NV/SA related to the four Handymax product tankers, the M/T Doubtless, the M/T Faithful, the M/T Spotless, and the M/T Vanguard, due to the failure to make required payments under the loan agreement following the termination of the bareboat charters. In addition, during 2009, Fund Eleven recognized a non-cash impairment charge of approximately $5,827,000 relating to the write down in value of the M/T Faithful. No amount of this impairment charge represents a cash expenditure and it is not expected that any amount of this impairment charge will result in any future cash expenditures. On April 1, 2010, Fund Eleven amended the terms of the loan with Fortis Bank NV/SA, at which time Fortis Bank NV/SA agreed to waive all defaults under the loan. On April 30, 2010, in connection with the amendment of the loan, the time charters underlying the M/T Doubtless, the M/T Spotless and the M/T Vanguard were extended until November 2010. On May 29, 2010, Fund Eleven entered into a ten-month time charter for the M/T Faithful;

(xii)
In October 2009, certain facts came to light that led our Investment Manager to believe that Equipment Acquisition Resources, Inc. (a lessee of a joint venture between Fund Eleven and Fund Twelve, “EAR”) was perpetrating a fraud against EAR’s lenders, including ICON EAR, LLC and ICON EAR II, LLC (collectively, “ICON EAR”). On October 23, 2009, EAR filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Due to the bankruptcy filing and ongoing investigation regarding the alleged fraud, at this time it is not possible to determine ICON EAR’s ability to collect the amounts due to them in accordance with the leases or the security received. In addition, during 2009, Fund Eleven and Fund Twelve recognized non-cash impairment charges relating to the write down in value of the semiconductor manufacturing equipment. No amount of these impairment charges represents a cash expenditure and it is not expected that any amount of these impairment charges will result in any future cash expenditures. On June 2, 2010, ICON EAR sold a parcel of real property in Jackson Hole, Wyoming that was received as additional security under the leases for the aggregate net purchase price of approximately $757,000. On June 7, 2010, ICON EAR received judgments in New York State Supreme Court against two principals of EAR who had guaranteed EAR’s lease obligations. ICON EAR is in the process of having the judgments recognized in Illinois, where the principals live. At this time, it is not possible to determine ICON EAR’s ability to collect the amounts due under the leases from EAR’s principals. In addition, during the three months ended June 30, 2010, Fund Eleven and Fund Twelve recognized non-cash impairment charges relating to the write down in value of the remaining parcels of real property located in Jackson Hole, Wyoming;

(xiii)
On October 30, 2009, Fund Ten amended the bareboat charters for two container vessels, the ZIM Canada and the ZIM Korea, to restructure each respective charterer’s payment obligations. The charter for the ZIM Canada was extended from June 30, 2014 to March 31, 2017 and the charter for the ZIM Korea was extended from June 30, 2014 to March 31, 2016. The purpose of the restructuring was to provide the charterers with additional flexibility while at the same time attempting to preserve Fund Ten’s projected economic return on its investment;

(xiv)
On October 30, 2009, Fund Eleven amended the bareboat charters for the four container vessels, the ZIM Andaman Sea, the ZIM Hong Kong, the ZIM Israel and the ZIM Japan Sea, to restructure each respective charterer’s payment obligations so that Fund Eleven will continue to receive payments through September 30, 2014 in accordance with each amended charter. In addition, during 2009, Fund Eleven recognized a non-cash impairment charge of approximately $35,147,000 relating to the write down in value of the four container vessels. No amount of this impairment charge represents a cash expenditure and it is not expected that any amount of this impairment charge will result in any future cash expenditures. On February 9, 2010, Fund Eleven amended the facility agreement with HSH Nordbank AG to correspond with the revised payment schedule in the charter amendments, which also cured the default under the loan agreement as of December 31, 2009;

(xv)
On December 10, 2009, Fund Eleven restructured the lease payment obligations of Teal Jones Group and Teal Jones Lumber Services, Inc. to provide them with cash flow flexibility while at the same time attempting to preserve Fund Eleven’s projected economic return on its investment; and

(xvi)
On February 22, 2010, Fund Ten received notice that its leases with Saturn Corporation (“Saturn”) were being rejected by General Motors Company (“GM”) in conjunction with GM’s petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, filed on June 1, 2009, in which Saturn was named as a debtor. In March 2010, Fund Ten sold all of the equipment subject to lease with Saturn to unaffiliated third parties.

Although our Investment Manager expects that our affiliates’ lessees, borrowers and other financial counterparties will ultimately be able to satisfy their obligations to our affiliates, our Investment Manager will continue to review and evaluate the impact of the recession on our affiliates’ lessees, borrowers and other financial counterparties and take such action as it deems necessary to mitigate any adverse developments.

The information presented in this section and the tables included as Exhibit B to this prospectus represent historical results of equipment leasing and finance funds sponsored by our Investment Manager. If you purchase our Interests, you will not have any ownership interest in any other businesses sponsored or owned by our Investment Manager or its affiliates as a result of your purchase. You should not assume that you will experience returns, if any, comparable to those experienced by investors in equipment leasing and finance funds sponsored by our Investment Manager and its affiliates.

Liquidation Track Record of Other Equipment Leasing and Finance Funds Sponsored by our Investment Manager

As of the date hereof, of the 13 prior equipment leasing and finance funds sponsored by our Investment Manager (the “Prior Funds”), six have been liquidated and dissolved (Series A, Series B, Series C, Series D, Series E and LP Six) and two Prior Funds have each transferred all of its assets to a liquidating trust for the benefit of the limited partners, now the beneficial owners (LP Seven and Fund Eight A). As of the date hereof, out of the remaining five Prior Funds, three are currently in the Prior Fund’s “liquidation period” (Fund Eight B, Fund Nine and Fund Ten), and two are in the Prior Fund’s “reinvestment period” or “operating period” (Fund Eleven and Fund Twelve).

At the time each Prior Fund was offered, disclosures contained in the respective prospectus included an anticipated timeframe for an offering period, an operating/reinvestment period and a disposition/liquidation period. Each Prior Fund’s anticipated timeframe and actual timeframe is set forth below:

•
Series A began its proposed two-year offering period in January 1987, which lasted through February 1989. Its reinvestment period, originally anticipated to be six years (ending in February 1995), was extended, with the approval of the limited partners, to a period of up to 10 years (ending in February 1999), after which a liquidation period of up to three years was to begin. Series A was liquidated in October 1999. As discussed above, Series A was syndicated under prior ownership and management.

•
Series B began its proposed 18-month offering period in July 1989, which lasted through November 1990. Its reinvestment period, originally anticipated to be five years, was extended, with the approval of the limited partners, for a maximum of an additional four years to November 1999, after which a liquidation period of up to two years began. Its liquidation period began in November 1999. Series B was liquidated 22 months later in September 2001. As discussed above, Series B was syndicated under prior ownership and management.

•
Series C began its proposed 18-month offering period in December 1990, which lasted through June 1991. Its reinvestment period, originally anticipated to be five years, was extended, with the approval of the limited partners, for a maximum of an additional four and one-half years to December 2000, after which a liquidation period of up to 30 months began. Series C was liquidated nine months later in September 2001. As discussed above, Series C was syndicated under prior ownership and management.

•
Series D began its proposed 18-month offering period in August 1991, which lasted through June 1992. Its five-year reinvestment period ended in June 1997, after which an anticipated five-year disposition period began. Series D was liquidated in November 2005. As discussed above, Series D was syndicated under prior ownership and management.

•
Series E began its proposed two-year offering period in June 1992, which lasted through July 1993. Its five-year reinvestment period ended in July 1998, after which an anticipated five-year liquidation period began. Series E was liquidated in April 2006. As discussed above, Series E was syndicated under prior ownership and management.

•
LP Six began its two-year offering period in November 1993, which lasted through November 1995. Its five-year reinvestment period ended in November 2000, after which an anticipated three-year liquidation period began. LP Six was liquidated in March 2006. As discussed above, LP Six was syndicated under prior ownership and management.

•
LP Seven began its offering period, originally expected to last two years, in November 1995, which offering period was extended for up to an additional year and ended in September 1998. Its anticipated five-year reinvestment period lasted until November 2002, after which an anticipated three-year liquidation period began. In July 2007, LP Seven transferred its sole remaining asset, an interest in an entity that owned and leased a mobile offshore drilling rig that is currently the subject of litigation commenced by the lessee in November 2005 relating to its value following an event of loss, to the LP Seven Liquidating Trust. LP Seven Liquidating Trust is currently awaiting the final outcome of the litigation. The limited partners of LP Seven are now the beneficial owners of LP Seven Liquidating Trust. As discussed above, LP Seven was syndicated under prior ownership.

•
Fund Eight A began its anticipated two-year offering period in September 1998, which lasted through May 2000. Its five-year operating period ended in December 2005, after which an anticipated three-year liquidation period (with the ability to extend for up to an additional three years) began. In March 2009, Fund Eight A transferred its sole remaining asset, an interest in the profits, losses, and cash flows from a mobile offshore drilling rig that is currently the subject of litigation commenced by the lessee in November 2005 relating to its value following an event of loss, to the Fund Eight A Liquidating Trust. Fund Eight A Liquidating Trust is currently awaiting the final outcome of the litigation. The limited partners of Fund Eight A are now the beneficial owners of Fund Eight A Liquidating Trust. As discussed above, Fund Eight A was syndicated under prior ownership.

•
Fund Eight B began its anticipated two-year offering period in May 2000, which lasted through October 2001. Its five-year operating period was anticipated to end in October 2006, but was extended through June 2007, after which an anticipated three-year liquidation period (with the ability to extend for up to an additional three years) began. Fund Eight B’s liquidation period is continuing. As discussed above, Fund Eight B was syndicated under prior ownership.

•
Fund Nine began its proposed two-year offering period in November 2001, which lasted through April 2003. Its five-year operating period ended in April 2008. Fund Nine’s liquidation period began in May 2008, which is anticipated to last for three years, but could be extended for up to an additional three years. As discussed above, Fund Nine was syndicated under prior ownership.

•
Fund Ten began its proposed two-year offering period in June 2003, which lasted through April 2005. Its five-year operating period ended in April 2010. Fund Ten’s liquidation period began in May 2010, which is anticipated to last for three years, but could be extended for up to an additional three years. As discussed above, Fund Ten was syndicated under prior ownership.

•
Fund Eleven began its two-year offering period in April 2005, which lasted through April 2007. Its operating period is expected to last five years from the end of its offering period, but Fund Eleven’s manager has the ability to extend it for up to an additional three years, after which an anticipated three-year liquidation period (with the ability to extend for up to an additional three years) would begin. Fund Eleven is currently in its operating period. As discussed above, Fund Eleven was syndicated under prior ownership.

•
Fund Twelve began its two-year offering period in May 2007, which lasted through April 2009. Its operating period is expected to last five years from the end of its offering period, but Fund Twelve’s manager has the ability to extend it for up to an additional three years, after which an anticipated three-year liquidation period (with the ability to extend for up to an additional three years) would begin. Fund Twelve is currently in its operating period. Fund Twelve commenced its syndication under prior ownership.

Certain Financial Information of ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. for the Quarter Ended June 30, 2010

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Consolidated Balance Sheets

Assets

	June 30,
	2010	December 31,
	(unaudited)	2009
Cash and cash equivalents	$60,711,834	$27,074,324
Net investment in finance lease	4,044,935	-
Leased equipment at cost (less accumulated depreciation of
$2,219,871 and $649,453, respectively)	22,587,488	13,530,536
Notes receivable	9,630,431	-
Investments in joint ventures	15,810,424	17,742,829
Deferred charges, net	1,292,601	1,186,369
Other assets, net	2,422,227	33,006

Total Assets	$116,499,940	$59,567,064

Liabilities and Equity

Liabilities:
Deferred revenue	$1,089,663	$227,161
Due to General Partner and affiliates	874,577	566,964
Accrued expenses and other liabilities	1,713,791	157,889

Total Liabilities	3,678,031	952,014

Commitments and contingencies (Note 10)

Equity:
Partners’ (Deficit) Equity
Limited Partners	111,957,077	58,640,528
General Partner	(65,106)	(25,478)

Total Partners’ Equity	111,891,971	58,615,050

Noncontrolling Interest	929,938	-

Total Equity	112,821,909	58,615,050

Total Liabilities and Equity	$116,499,940	$59,567,064

See accompanying notes to consolidated financial statements.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Consolidated Statements of Operations
(unaudited)

		Period from June 19, 2009 (Commencement of Operations) through June 30, 2009		Period from June 19, 2009 (Commencement of Operations) through June 30, 2009

	Three Months Ended		Six Months Ended
	June 30, 2010		June 30, 2010

Revenue:
Rental income	$1,368,412	$-	$2,444,161	$-
Finance income	153,923	-	218,304	-
Income from investments in joint ventures	643,384	-	1,310,880	-
Interest and other income	510,729	-	679,682	-

Total revenue	2,676,448	-	4,653,027	-

Expenses:
Management fees	129,460	-	208,071	-
Administrative expense reimbursements	1,602,823	418,366	2,543,400	418,366
General and administrative	323,495	239,886	564,502	239,886
Depreciation and amortization	931,357	-	1,637,200	-

Total expenses	2,987,135	658,252	4,953,173	658,252

Net loss	(310,687)	(658,252)	(300,146)	(658,252)

Less: Net income attributable to noncontrolling interest	26,730	-	26,730	-

Net loss attributable to Fund Fourteen	$(337,417)	$(658,252)	$(326,876)	$(658,252)

Net loss attributable to Fund Fourteen allocable to:
Limited Partners	$(334,043)	$(651,669)	$(323,607)	$(651,669)
General Partner	(3,374)	(6,583)	(3,269)	(6,583)

	$(337,417)	$(658,252)	$(326,876)	$(658,252)

Weighted average number of limited
partnership interests outstanding	117,468	3,552	101,202	3,552

Net loss attributable to Fund Fourteen per weighted average
limited partnership interest outstanding	$(2.84)	$(183.47)	$(3.20)	$(183.47)

See accompanying notes to consolidated financial statements.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Consolidated Statements of Changes in Equity

	Partners' Equity

	Limited			Total
	Partnership	Limited		Partners’	Noncontrolling	Total
	Interests	Partners	General Partner	Equity	Interest	Equity
Balance, December 31, 2009	68,411	$58,640,528	$(25,478)	$58,615,050	$-	$58,615,050

Net income	-	10,436	105	10,541	-	10,541
Proceeds from sale of limited partnership interests	30,916	30,798,446	-	30,798,446	-	30,798,446
Sales and offering expenses	-	(3,209,025)	-	(3,209,025)	-	(3,209,025)
Cash distributions	-	(1,478,576)	(14,935)	(1,493,511)	-	(1,493,511)

Balance, March 31, 2010 (unaudited)	99,327	84,761,809	(40,308)	84,721,501	-	84,721,501

Net loss	-	(334,043)	(3,374)	(337,417)	26,730	(310,687)
Proceeds from sale of limited partnership interests	33,294	33,146,563	-	33,146,563	-	33,146,563
Sales and offering expenses	-	(3,496,223)	-	(3,496,223)	-	(3,496,223)
Cash distributions	-	(2,120,515)	(21,419)	(2,141,934)	(97,311)	(2,239,245)
Investment by noncontrolling interest	-	(514)	(5)	(519)	1,000,519	1,000,000

Balance, June 30, 2010 (unaudited)	132,621	$111,957,077	$(65,106)	$111,891,971	$929,938	$112,821,909

See accompanying notes to consolidated financial statements.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Consolidated Statements of Cash Flows
(unaudited)
		Period from June 19, 2009 (Commencement of Operations) through June 30, 2009

	Six Months Ended
	June 30, 2010

Cash flows from operating activities:
Net loss	$(300,146)	$(658,252)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Finance income	(218,304)	-
Income from investments in joint ventures	(1,310,880)	-
Depreciation and amortization	1,637,200	-
Loss on partial sale of interests in joint ventures	25,045	-
Changes in operating assets and liabilities:
Collection of finance lease	541,574	-
Other assets, net	(2,058,464)	-
Accrued expenses and other liabilities	1,500,967	-
Deferred revenue	862,502	-
Due to/from General Partner and affiliates, net	89,567	315,634
Distributions from joint ventures	1,198,271	-

Net cash provided by (used in) operating activities	1,967,332	(342,618)

Cash flows from investing activities:
Purchase of equipment	(15,013,976)	-
Investment in joint venture	(151,937)	-
Distributions from joint ventures in excess of profits	821,906	-
Investment in joint ventures by noncontrolling interest	1,350,000	-
Investment in note receivable	(10,236,727)	-
Repayment on note receivable	227,158	-

Net cash used in investing activities	(23,003,576)	-

Cash flows from financing activities:
Sale of limited partnership interests	63,945,009	4,971,696
Sales and offering expenses paid	(6,099,758)	(442,483)
Deferred charges	(438,741)	(519,042)
Investment by noncontrolling interest	1,000,000	-
Distributions to noncontrolling interest	(97,311)	-
Cash distributions	(3,635,445)	(2,459)
Redemption of limited partnership interest	-	(1,000)

Net cash provided by financing activities	54,673,754	4,006,712

Net increase in cash and cash equivalents	33,637,510	3,664,094

Cash and cash equivalents, beginning of the period	27,074,324	1,001

Cash and cash equivalents, end of the period	$60,711,834	$3,665,095

Supplemental disclosure of non-cash investing and financing activities:
Organizational and offering expenses due to Investment Manager	$218,046	$538,190
Sales commissions due to third parties	$54,935	$54,556
Organizational and offering expenses amortized to equity	$550,555	$44,051

See accompanying notes to consolidated financial statements.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2010
(unaudited)

(1)	Organization

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. (the “Partnership”) was formed on August 20, 2008 as a Delaware limited partnership.  The Partnership is engaged in one business segment, the business of investing in business-essential equipment and corporate infrastructure (collectively, “Capital Assets”), including, but not limited to, Capital Assets that are already subject to lease, Capital Assets that the Partnership purchases and leases to domestic and global businesses, loans that are secured by Capital Assets, and ownership rights to leased Capital Assets at lease expiration.  The Partnership will continue until December 31, 2020, unless terminated sooner.

The Partnership’s principal investment objective is to obtain the maximum economic return from its investments for the benefit of its partners.  To achieve this objective, the Partnership: (i) acquires a diversified portfolio by making investments in Capital Assets; (ii) makes monthly cash distributions, at the Partnership’s general partner’s discretion, to its partners commencing the month following each partner’s admission to the Partnership, continuing until the end of the operating period; (iii) will reinvest substantially all undistributed cash from operations and cash from sales of investments in Capital Assets during the operating period; and (iv) will dispose of its investments and distribute the excess cash from such dispositions to its partners beginning with the commencement of the liquidation period.

The general partner of the Partnership is ICON GP 14, LLC, a Delaware limited liability company (the “General Partner”), which is a wholly-owned subsidiary of ICON Capital Corp., a Delaware corporation (“ICON Capital”).  The General Partner manages and controls the business affairs of the Partnership, including, but not limited to, the Capital Assets the Partnership invests in pursuant to the terms of the Partnership’s limited partnership agreement (the “Partnership Agreement”).  Pursuant to the terms of an investment management agreement, the General Partner has engaged ICON Capital as an investment manager (the “Investment Manager”) to, among other things, facilitate the acquisition and servicing of the Partnership’s investments.  Additionally, the General Partner has a 1% interest in the profits, losses, cash distributions and liquidation proceeds of the Partnership.

The Partnership is currently in its offering period, which commenced on May 18, 2009 and is anticipated to end no later than May 2011.  With the proceeds from the sale of limited partnership interests (“Interests”), the Partnership intends to invest in a diverse pool of Capital Assets and establish a cash reserve in the amount of 0.50% of the gross offering proceeds.  The initial capitalization of the Partnership was $1,001, which consisted of $1 from the General Partner and $1,000 from ICON Capital.  The Partnership is offering Interests on a “best efforts” basis with the intention of raising up to $418,000,000 of capital, consisting of 420,000 Interests, of which 20,000 have been reserved for the Partnership’s distribution reinvestment plan (the “DRIP Plan”).  The DRIP Plan allows limited partners to purchase Interests with distributions received from the Partnership and/or certain affiliates of the Partnership.  At any time prior to May 18, 2011, the Partnership may, at its sole discretion, increase the offering to a maximum of up to $618,000,000 of capital, consisting of 600,000 Interests, provided that the offering period is not extended in connection with such change.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2010
(unaudited)

(1)	Organization - continued

The Partnership’s initial closing date was June 19, 2009 (the “Commencement of Operations”), the date at which the Partnership had raised $1,200,000 and limited partners were admitted.  Upon the Commencement of Operations, the Partnership returned the initial capital contribution of $1,000 to ICON Capital.  During the period from May 18, 2009 to June 30, 2010, the Partnership sold 132,622 Interests to 3,752 limited partners, representing $132,245,148 of capital contributions.  Investors from the Commonwealth of Pennsylvania and the State of Tennessee were not admitted until the Partnership raised total equity in the amount of $20,000,000, which the Partnership achieved on August 27, 2009.  Beginning with the Commencement of Operations, the Partnership has paid or accrued sales commissions to third parties.  The Partnership has also paid or accrued various fees to the General Partner and its affiliates.  For the period from the Commencement of Operations through June 30, 2010, the Partnership paid or accrued the following fees in connection with its offering of its Interests:  (i) sales commissions to third parties in the amount of $9,013,456 and (ii) underwriting fees in the amount of $3,876,955 to ICON Securities Corp., an affiliate of the General Partner and the dealer-manager of the Partnership’s offering (“ICON Securities”).  In addition, the General Partner and its affiliates, on behalf of the Partnership, incurred organizational and offering expenses in the amount of $2,234,359. For the period from the Commencement of Operations through June 30, 2010, organizational and offering expenses in the amount of $941,758 were recorded as a reduction of partners’ equity.

Partners’ capital accounts are increased for their initial capital contribution plus their proportionate share of earnings and decreased by their proportionate share of losses and distributions. Profits, losses, cash distributions and liquidation proceeds are allocated 99% to the limited partners and 1% to the General Partner until the aggregate amount of cash distributions paid to limited partners equals the sum of the limited partners’ aggregate capital contributions plus an 8% cumulative annual return on their aggregate unreturned capital contributions, compounded daily.  After such time, distributions will be allocated 90% to the limited partners and 10% to the General Partner.

(2)	Basis of Presentation and Consolidation

The accompanying consolidated financial statements of the Partnership have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission for Quarterly Reports on Form 10-Q.  In the opinion of the General Partner, all adjustments considered necessary for a fair presentation have been included.  These consolidated financial statements should be read together with the consolidated financial statements and notes included in the Partnership’s Annual Report on Form 10-K for the period from the Commencement of Operations through December 31, 2009.  The results for the interim period are not necessarily indicative of the results for the full year.

The consolidated financial statements include the accounts of the Partnership and its majority-owned subsidiaries and other controlled entities.  All intercompany accounts and transactions have been eliminated in consolidation.  In joint ventures where the Partnership has majority ownership, the financial condition and results of operations of the joint venture are consolidated.  Noncontrolling interest represents the minority owner’s proportionate share of its equity in the joint venture.  The noncontrolling interest is adjusted for the minority owner’s share of the earnings, losses, investments and distributions of the joint venture.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2010
(unaudited)

(2)	Basis of Presentation and Consolidation - continued

The Partnership accounts for its noncontrolling interests in joint ventures where the Partnership has influence over financial and operational matters, generally 50% or less ownership interest, under the equity method of accounting.  In such cases, the Partnership’s original investments are recorded at cost and adjusted for its share of earnings, losses and distributions.  The Partnership accounts for investments in joint ventures where the Partnership has virtually no influence over financial and operational matters using the cost method of accounting.  In such cases, the Partnership’s original investments are recorded at cost and any distributions received are recorded as revenue.  All of the Partnership’s investments in joint ventures are subject to its impairment review policy.

Recently Adopted Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued an update to Accounting Standard Codification 810 – Consolidation (“ASC 810”). The update amends the consolidation guidance applicable to variable interest entities (“VIEs”) and changes how a reporting entity evaluates whether an entity is considered the primary beneficiary of a VIE and is therefore required to consolidate such VIE. ASC 810 also requires assessments at each reporting period of which party within the VIE is considered the primary beneficiary and requires a number of new disclosures related to VIEs. The adoption of this guidance, effective January 1, 2010, did not have a material impact on the Partnership’s consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements (“ASU 2010-06”), amending Accounting Standards Codification 820. ASU 2010-06 requires new disclosures and clarifies existing disclosures on fair value measurements.  It requires new disclosures including (i) separate disclosure of the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and a description of the reasons for the transfers and (ii) separate presentation of information about purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements. This update also clarifies existing disclosures requiring the Partnership to (i) determine each class of assets and liabilities based on the nature and risks of the investments rather than by major security type and (ii) for each class of assets and liabilities, disclose the valuation techniques and inputs used to measure fair value for both Level 2 and Level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010. The adoption of ASU 2010-06 did not have a material effect on the Partnership’s consolidated financial statements.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2010
(unaudited)

(3)	Net Investment in Finance Lease

Net investment in finance lease consisted of the following at June 30, 2010:

June 30,
2010
Minimum rents receivable	$4,273,643
Estimated residual value	641,942
Initial direct costs, net	88,590
Unearned income	(959,240)

Net investment in finance lease	$4,044,935

Non-cancelable minimum annual amounts due on the investment in finance lease over the remaining term of the lease were as follows at June 30, 2010:

For the period July 1 to December 31, 2010	$801,308
For the year ending December 31, 2011	1,602,616
For the year ending December 31, 2012	1,602,616
For the year ending December 31, 2013	267,103
$4,273,643

(4)	Leased Equipment at Cost

Leased equipment at cost consisted of the following:

	June 30,	December 31,
	2010	2009
Packaging equipment	$6,535,061	$6,535,061
Telecommunications equipment	7,644,928	7,644,928
Motor coaches	10,627,370	-
	24,807,359	14,179,989
Less: Accumulated depreciation	(2,219,871)	(649,453)

	$22,587,488	$13,530,536

Depreciation expense was $874,310 and $1,570,418 for the three months and six months ended June 30, 2010, respectively.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2010
(unaudited)

(4)	Leased Equipment at Cost - continued

Motor Coaches

On March 9, 2010, the Partnership, through its wholly-owned subsidiary, ICON Coach II, LLC (“ICON Coach II”), executed a master lease agreement in which it agreed to purchase and lease back twenty-six 2010 MCI J4500 motor coach buses from Motor Coach Industries, Inc. (“MCI”) for the aggregate purchase price of approximately $10,370,000.  Simultaneously with the execution of the lease, ICON Coach II purchased eleven 2010 MCI J4500 motor coach buses from MCI for the purchase price of $4,502,715 and leased the buses to Dillon's Bus Service, Inc. (“DBS”).  DBS paid interim rent for the period from March 9, 2010 through May 31, 2010.  On May 13, 2010, ICON Coach II purchased fifteen 2010 MCI J4500 motor coach buses from MCI for the purchase price of $5,865,450 and simultaneously leased the buses to Lakefront Lines, Inc. (“Lakefront”).  Lakefront paid interim rent for the period from May 13, 2010 through May 31, 2010.  The leases with DBS and Lakefront are for a period of sixty months and the base term for both leases commenced on June 1, 2010. The obligations of DBS and Lakefront are guaranteed by Coach America Holdings, Inc. and CUSA, LLC, their direct and indirect parent companies.  The Partnership paid an acquisition fee to the Investment Manager of approximately $259,000 relating to this transaction.

Telecommunications Equipment

Between September 2009 and February 2010, the Partnership, through its wholly-owned subsidiary, ICON Global Crossing VI, LLC (“ICON GC VI”), purchased and simultaneously leased to Global Crossing Telecommunications, Inc. (“Global Crossing”) approximately $11,738,000 of telecommunications equipment under a master lease agreement. Each of the three equipment schedules are for a period of thirty-six months and the leases expire between September 2012 and February 2013.  On April 1, 2010, the Partnership sold a 9.084% noncontrolling interest in ICON GC VI to an unaffiliated third party, Hardwood Partners, LLC (“Hardwood”), for $1,000,000. As a result of the sale, the Partnership recorded a nominal loss on sale which is included in partners' equity and the Partnership’s controlling interest in ICON GC VI was reduced to 90.916%.

Aggregate annual minimum future rentals receivable from the Partnership’s non-cancelable operating leases over the next five years consisted of the following at June 30, 2010:

For the period July 1 to December 31, 2010	$3,033,148
For the year ending December 31, 2011	6,066,296
For the year ending December 31, 2012	5,522,134
For the year ending December 31, 2013	3,192,472
For the year ending December 31, 2014	2,332,108
Thereafter	154,486
$20,300,644

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2010
(unaudited)

(5)	Notes Receivable

Note Receivable Secured by Credit Card Machines

On March 3, 2010, the Partnership, through its wholly-owned subsidiary, ICON Northern Leasing III, LLC (“ICON NL III”), provided a senior secured term loan in the aggregate amount of $9,857,589 to Northern Capital Associates XVIII, L.P. (“NCA XVIII”), Northern Capital Associates XV, L.P. (“NCA XV”) and Northern Capital Associates XIV, L.P. (“NCA XIV”) (collectively “NL III”).  The loan is secured by (i) an underlying pool of leases for credit card machines of NCA XVIII; (ii) an underlying pool of leases for credit card machines of NCA XV (subject only to the first priority security interest of ICON Northern Leasing II, LLC, an affiliate of the General Partner (“ICON NL II”)), and (iii) an underlying pool of leases for credit card machines of NCA XIV (subject only to the first priority security interest of ICON Northern Leasing, LLC, an affiliate of the General Partner, and second priority security interest of ICON NL II).  Interest on the secured term loan accrues at a rate of 18% per year.  The loan is payable monthly in arrears for a period of 48 months.  The obligations of NL III are guaranteed by Northern Leasing Systems, Inc.  The Partnership paid an acquisition fee to the Investment Manager of approximately $379,000 relating to this transaction.

Note Receivable Secured by Aframax Tankers

On June 30, 2010, the Partnership, through its wholly-owned subsidiary, ICON Palmali 14, LLC (“ICON Palmali 14”), and ICON Leasing Fund Twelve, LLC, an entity managed by the Investment Manager (“Fund Twelve”), through its wholly-owned subsidiary, ICON Palmali 12, LLC (“ICON Palmali 12”), participated in a $96,000,000 loan facility by making second priority secured term loans to Ocean Navigation 5 Co. Ltd. and Ocean Navigation 6 Co. Ltd. (collectively, “Ocean Navigation”) pursuant to a loan agreement (the “Palmali Loan Agreement”).  The proceeds of the loans will be used by Ocean Navigation to purchase two Aframax tanker vessels, the Shah Deniz and the Absheron (each a “Vessel,” and collectively, the “Vessels”).

The aggregate principal amounts of ICON Palmali 14’s and ICON Palmali 12’s secured term loans are $14,400,000 and $9,600,000, respectively, half of which will be made available to Ocean Navigation for the purchase of each Vessel.  Interest on the loans accrues at a rate of 15.25% per year and is payable quarterly in arrears for a period of six years from the delivery date of each Vessel.  The entire principal amounts will be due at the maturity of the loans.  Ocean Navigation has the option to prepay the loans in whole or in part following the third anniversary of the date of the first advance for each Vessel.

On July 28, 2010, ICON Palmali 14 and ICON Palmali 12 made loans in the amounts of $7,200,000 and $4,800,000, respectively, to Ocean Navigation for the purchase of the Shah Deniz.  In connection with the loans, ICON Palmali 14 and ICON Palmali 12 collected (i) arrangement fees in the amounts of $360,000 and $240,000, respectively, and (ii) unused commitment fees of 2% per year on the undrawn loan amounts.  In addition, Ocean Navigation is required to pay an unused commitment fee of 2% per year of the undrawn loan amounts from July 29, 2010 through September 30, 2010, 4% per year from October 1, 2010 through December 31, 2010 and 6% per year from January 1, 2011 through March 31, 2011.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2010
(unaudited)

(5)	Notes Receivable - continued

The loans are secured by, among other things, second priority security interests in (i) the Vessels, (ii) the earnings from the Vessels and (iii) the equity interests of Ocean Navigation. In addition, Ocean Navigation or the Palmali Guarantors (as defined below) must provide ICON Palmali 14 and ICON Palmali 12 additional security for the loans with a fair market value of not less than $10,000,000 within twelve months of the date of the Palmali Loan Agreement.  All of Ocean Navigation’s obligations under the Palmali Loan Agreement are guaranteed by its direct and indirect parent companies and affiliates, Palmali Holding Company Limited, Palmali International Holding Company Limited, Palocean Shipping Limited and Ocean Holding Company Limited (collectively, the “Palmali Guarantors”).

Simultaneously with ICON Palmali 14’s and ICON Palmali 12’s loans, DVB Bank SE (“DVB”) will, pursuant to the Palmali Loan Agreement, lend $72,000,000 to Ocean Navigation (the “DVB Loan”) for the purchase of the Vessels.  The DVB Loan is secured by, among other things, a first priority security interest in (x) the Vessels, (y) the earnings from the Vessels and (z) the equity interests of Ocean Navigation. The proceeds from the enforcement of any security shall be applied (i) first, to pay all costs and expenses incurred by DVB, ICON Palmali 14 and ICON Palmali 12, (ii) second, to DVB for accrued and unpaid interest, (iii) third, to DVB for unpaid principal, (iv) fourth, pro rata to ICON Palmali 14 and ICON Palmali 12 for accrued and unpaid interest, and (v) fifth, pro rata to ICON Palmali 14 and ICON Palmali 12 for unpaid principal.  The Partnership paid an acquisition fee to the Investment Manager of $1,735,500 relating to ICON Palmali 14’s investment in this transaction.

(6)	Investments in Joint Ventures

On April 1, 2010, the Partnership and Fund Twelve (each a “Seller” and together, the “Sellers”) sold to Hardwood a 9.927% interest in ICON Atlas, LLC (“ICON Atlas”), a 5.297% interest in ICON ION, LLC (“ICON ION”) and a 10.678% interest in ICON Quattro, LLC (“ICON Quattro”). Hardwood paid $1,000,000 for each of these three investments. The ownership interest in each of the three entities provided by each Seller to Hardwood was proportionate to the Sellers’ ownership percentages immediately prior to the sale. The Partnership received aggregate proceeds of $1,350,000 and recorded an aggregate loss on sale of approximately $25,000.

Immediately following the sales, the resulting ownership interests were as follows:

	Partnership	Fund Twelve	Hardwood	Total
ICON Atlas	40.533%	49.540%	9.927%	100%
ICON ION	42.616%	52.087%	5.297%	100%
ICON Quattro	40.195%	49.127%	10.678%	100%

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2010
(unaudited)

(6)	Investments in Joint Ventures - continued

The results of operations of ICON Atlas are summarized below:

		Period from June 19,		Period from June 19,
		2009 (Commencement		2009 (Commencement
	Three Months Ended	of Operations) through	Six Months Ended	of Operations) through
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenue	$613,955	$13,143	$1,227,910	$13,143
Net income	$380,434	$8,351	$759,837	$8,351
Partnership’s share of net income	$154,201	$-	$324,933	$-

The results of operations of ICON ION are summarized below:

		Period from June 19,		Period from June 19,
		2009 (Commencement		2009 (Commencement
	Three Months Ended	of Operations) through	Six Months Ended	of Operations) through
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenue	$723,395	$-	$1,476,719	$-
Net income	$724,318	$-	$1,372,074	$-
Partnership’s share of net income	$308,675	$-	$600,165	$-

The results of operations of ICON Quattro are summarized below:

		Period from June 19,		Period from June 19,
		2009 (Commencement		2009 (Commencement
	Three Months Ended	of Operations) through	Six Months Ended	of Operations) through
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenue	$554,343	$-	$1,125,808	$-
Net income	$449,081	$-	$905,245	$-
Partnership’s share of net income	$180,508	$-	$385,782	$-

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2010
(unaudited)

(7)	Revolving Line of Credit, Recourse

The Partnership and certain entities managed by the Investment Manager, ICON Income Fund Eight B L.P. (“Fund Eight B”), ICON Income Fund Nine, LLC (“Fund Nine”), ICON Income Fund Ten, LLC (“Fund Ten”), ICON Leasing Fund Eleven, LLC (“Fund Eleven”) and Fund Twelve (together with the Partnership, Fund Eight B, Fund Nine, Fund Ten, and Fund Eleven, the “ICON Borrowers”), are parties to a Commercial Loan Agreement, as amended (the “Loan Agreement”), with California Bank & Trust (“CB&T”).  The Loan Agreement provides for a revolving line of credit of up to $30,000,000 pursuant to a senior secured revolving loan facility (the “Facility”), which is secured by all assets of the ICON Borrowers not subject to a first priority lien, as defined in the Loan Agreement. Each of the ICON Borrowers is jointly and severally liable for all amounts borrowed under the Facility. At June 30, 2010, no amounts were accrued related to the Partnership’s joint and several obligations under the Facility. Amounts available under the Facility are subject to a borrowing base that is determined, subject to certain limitations, on the present value of the future receivables under certain lease agreements and loans in which the ICON Borrowers have a beneficial interest.

The Facility expires on June 30, 2011 and the ICON Borrowers may request a one year extension to the revolving line of credit within 390 days of the then-current expiration date, but CB&T has no obligation to extend. The interest rate for general advances under the Facility is CB&T’s prime rate and the interest rate on up to five separate non-prime rate advances that are permitted to be made under the Facility is the rate at which U.S. dollar deposits can be acquired by CB&T in the London Interbank Eurocurrency Market plus 2.5% per year, provided that neither interest rate is permitted to be less than 4.0% per year. The interest rate at June 30, 2010 was 4.0%.  In addition, the ICON Borrowers are obligated to pay a quarterly commitment fee of 0.50% on unused commitments under the Facility.

Aggregate borrowings by all ICON Borrowers under the Facility amounted to $1,350,000 at June 30, 2010, all of which was borrowed by Fund Ten.  Subsequent to June 30, 2010, Fund Ten repaid $1,350,000, which reduced its outstanding loan balance to $0.

Pursuant to the Loan Agreement, the ICON Borrowers are required to comply with certain covenants.  At June 30, 2010, the ICON Borrowers were in compliance with all covenants.

(8)	Transactions with Related Parties

The Partnership has entered into certain agreements with the General Partner, the Investment Manager and ICON Securities whereby the Partnership pays certain fees and makes certain reimbursements to these parties.  ICON Securities is entitled to receive a 3% underwriting fee from the gross proceeds from sales of the Partnership’s Interests.

The Partnership pays the Investment Manager (i) an annual management fee, payable monthly, equal to 3.50% of the gross periodic payments due and paid from the Partnership’s investments and (ii) acquisition fees, through the end of the operating period, equal to 2.50% of the purchase price of each investment the Partnership makes in Capital Assets.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2010
(unaudited)

(8)	Transactions with Related Parties - continued

In addition, the Partnership reimburses the General Partner and its affiliates for organizational and offering expenses incurred in connection with the Partnership’s organization and offering.  The reimbursement of these expenses will be capped at the lesser of 1.44% of the gross offering proceeds (assuming all of the Interests are sold in the offering) and the actual costs and expenses incurred by the General Partner and its affiliates.  Accordingly, the General Partner and its affiliates may ultimately be reimbursed for less than the actual costs and expenses incurred.  These costs may include, but are not limited to, legal, accounting, printing, advertising, administrative, investor relations and promotional expenses for registering, offering and distributing the Partnership’s Interests to the public.  The General Partner also has a 1% interest in the Partnership’s profits, losses, cash distributions and liquidation proceeds.

In addition, the General Partner and its affiliates are reimbursed for administrative expenses incurred in connection with the Partnership’s operations.  Administrative expense reimbursements are costs incurred by the General Partner or its affiliates that are necessary to the Partnership’s operations.  These costs include the General Partner’s and its affiliates’ legal, accounting, investor relations and operations personnel costs, as well as professional fees and other costs that are charged to the Partnership based upon the percentage of time such personnel dedicate to the Partnership.  Excluded are salaries and related costs, office rent, travel expenses and other administrative costs incurred by individuals with a controlling interest in the General Partner.

Fees and other expenses paid or accrued by the Partnership to the General Partner or its affiliates were as follows:

				Period from June 19,		Period from June 19,
			Three Months Ended	2009 (Commencement of Operations) through	Six Months Ended	2009 (Commencement of Operations) through
Entity	Capacity	Description	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
ICON Capital Corp.	Investment Manager	Organizational and offering
		expense reimbursements (1)	$453,374	$1,057,232	$656,787	$1,057,232
ICON Securities Corp.	Dealer-Manager	Underwriting fees (2)	956,237	149,112	1,850,567	149,112
ICON Capital Corp.	Investment Manager	Acquisition fees (3)	1,735,500	-	2,480,832	-
ICON Capital Corp.	Investment Manager	Management fees (4)	129,460	-	208,071	-
ICON Capital Corp.	Investment Manager	Administrative expense
		reimbursements (4)	1,602,823	418,366	2,543,400	418,366
			$4,877,394	$1,624,710	$7,739,657	$1,624,710

(1) Amount capitalized and amortized to partners’ equity.
(2) Amount charged directly to partners’ equity.
(3) Amount capitalized and amortized to operations over the estimated service period in accordance with the Partnership’s accounting policies.
(4) Amount charged directly to operations.

At June 30, 2010, the Partnership had a net payable of $874,577 due to the General Partner and its affiliates that primarily consisted of administrative expense reimbursements in the amount of approximately $537,000 and organizational and offering expense reimbursements of approximately $218,000.

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.
(A Delaware Limited Partnership)
Notes to Consolidated Financial Statements
June 30, 2010
(unaudited)

(8)	Transactions with Related Parties - continued

From July 1, 2010 to August 6, 2010, the Partnership raised an additional $11,919,200 in capital contributions and has paid or accrued underwriting fees to ICON Securities in the amount of $327,249.

(9)	Fair Value Measurements

Fair value information with respect to the Partnership’s leased assets and liabilities is not separately provided since (i) the current accounting pronouncements do not require fair value disclosures of lease arrangements and (ii) the carrying value of financial assets, other than lease-related investments, and the recorded value of recourse debt approximate fair value due to their short-term maturities and variable interest rates. The estimated fair value of the Partnership’s notes receivable was based on the discounted value of future cash flows related to the loans based on recent transactions of this type.

	June 30, 2010
	Carrying Amount	Fair Value
Fixed rate notes receivable	$9,630,431	$10,755,588

(10)	Commitments and Contingencies

At the time the Partnership acquires or divests of its interest in a Capital Asset, the Partnership may, under very limited circumstances, agree to indemnify the seller or buyer for specific contingent liabilities.  The General Partner believes that any liability that may arise as a result of any such indemnification obligations will not have a material adverse effect on the consolidated financial condition of the Partnership taken as a whole.

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